UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD

Specialized Disclosure Report
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REXNORD COPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35475	20-5197013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

247 Freshwater Way, Suite 300, Milwaukee, Wisconsin	53204
(Address of principal executive offices)	(Zip Code)

Mark W. Peterson	(414) 643-3739
(Name and telephone number, including area code, of the person to contact in connection with this report.)
Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2015.

Section 1 - Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
In accordance with the disclosure requirements promulgated by the U.S. Securities and Exchange Commission, Rexnord Corporation (the “Company”) has undertaken efforts to determine our conflict minerals reporting requirements for the period from January 1 to December 31, 2015.
The Company has filed this Specialized Disclosure Report and the associated Conflict Minerals Report which are available on the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=202367&p=irol-govhighlights.
Item 1.02 Exhibit
The Company’s Conflict Minerals Report is provided as Exhibit 1.01 hereto.
Section 2 - Exhibits
Item 2.01 Exhibits
The following exhibit is filed as part of this report.
Exhibit 1.01 - Rexnord Corporation’s Conflict Minerals Report for the period January 1 to December 31, 2015.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.
Rexnord Corporation

By:	/s/ Mark W. Peterson	Date: May 27, 2016
Mark W. Peterson
Senior Vice President and Chief Financial Officer